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                                    Exhibit 4

                  FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

This First Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R. G. Barry Corporation, as borrower (the "Borrower"), as of the 31st day of March, 2003, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 27th day of December, 2002 (the "Credit Agreement").

      Whereas, on or about December 27, 2002, the parties to this Amendment entered into the Credit Agreement, pursuant to which the Borrower delivered to the Bank a Revolving Credit Note and a Security Agreement, and the parties entered into other agreements and delivered other documents in connection therewith (collectively, the "Loan Documents"); and

      Whereas, the parties to this Amendment desire to amend one of the provisions of the Credit Agreement;

Now, therefor, in consideration of the foregoing premises, the covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1. Section 1.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  1.2 Commitment Limitations. Notwithstanding the foregoing, during the following periods in each year occurring during the term of this Agreement, the Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to
                  Section 4.6 hereof.

                           Period                               Commitment
                           ------                               ----------
                           From 1/1 though 1/31                 $3,000,000
                           From 2/1 through 3/31                $12,000,000
                           From 4/1 through 10/31               $32,000,000
                           From 11/1 through 12/31              $27,000,000

         2. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

         3. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

         4. Except as previously amended and as modified herein, the Credit Agreement, the Revolving Credit Note, the Security Agreement and all other Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

         5. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement (as amended by this Amendment), the Revolving Credit Note, the Security Agreement, and all other Loan Documents.

         6. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower


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and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment and the Loan Documents executed and delivered in connection herewith constitute valid and legally binding obligations upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

         7. This Amendment shall become effective only upon its execution by the Borrower and the Bank. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

         8. The capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

     IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 31st day of March, 2003.

ATTEST:                     R. G. BARRY CORPORATION


                            By:  /s/ Daniel D. Viren
------------------               ----------------------------
                                 Daniel D. Viren, Senior Vice President-Finance


                            THE HUNTINGTON NATIONAL BANK


                            By:  /s/ Bud Ward, Senior Vice President
                                 -----------------------------------------
                                 Bud Ward, Senior Vice President





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